Exhibit 99.1

First Foundation Announces 2018 Full Year Results

•	Earnings per share of $0.31 for the fourth quarter and $1.01 for the full year
•	Revenue growth of 26% year over year
•	Net income growth of 56% year over year
•	Tangible book value per share increased to $10.33 (a 9% increase year over year)
•	Record loan production of $1.84 billion (a 7% increase year over year)
•	Initiates quarterly cash dividend of $0.05 per share

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and year ended December 31, 2018. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“With record earnings, revenues and loan production, I am very proud of the success we achieved in 2018, especially in a challenging economic environment,” said Scott F. Kavanaugh, CEO. “In light of our proven ability to manage our balance sheet, I believe we are well positioned and I am optimistic regarding our ability to provide strong results in 2019.”

Highlights

Financial Results:

•	2018 fourth quarter compared to 2017 fourth quarter:
o	Net interest income was $41.4 million, an increase of 32%
o	Total revenues were $50.1 million, an increase of 18%
o	Income before taxes was $19.9 million as compared to $13.0 million
o	Earnings were $14.1 million as compared to $2.3 million
o	Earnings per fully diluted share were $0.31 as compared to $0.06
•	2018 compared to 2017 (full year):
o	Net interest income was $155.6 million, an increase of 37%
o	Total revenues were $191.4 million, an increase of 26%
o	Income before taxes was $60.1 million as compared to $50.6 million
o	Earnings were $43.0 million as compared to $27.6 million
o	Earnings per fully diluted share were $1.01 as compared to $0.78
•	2018 Financial ratios:
o	Return on average tangible equity of 12.8% for the fourth quarter and 10.6% for the full year
o	Return on average assets of 1.01% for the fourth quarter and 0.81% for the full year
o	Efficiency ratio of 60.2% for the fourth quarter and 64.4% for the full year
o	Total tangible shareholders’ equity of $460 million, tangible book value of $10.33 per share, and tangible common equity to tangible assets of 8.01%, in each case, as of December 31, 2018

Cash Dividend Declared:

•

On January 29, 2019, the Board of Directors declared an initial quarterly cash dividend of $0.05 per common share to be paid on March 15, 2019 to stockholders of record as of the close of business on March 1, 2019. The amount and declaration of future cash dividends are subject to Board of Directors’ approval in addition to any regulatory restrictions.

Other Activity:

•	Loan originations totaled $505 million for the fourth quarter and $1.84 billion for 2018.
•	Nonperforming assets to total assets ratio decreased to 0.21% at December 31, 2018.
•	Deposits increased by $1.1 billion during 2018, including $478 million of deposits added from the Premier Business Bank (“PBB”) acquisition.
•	Assets under management (“AUM”) at FFA were $3.9 billion at December 31, 2018.
•	Trust revenues increased by $0.5 million or 15% during 2018 as compared to 2017.
•	During the fourth quarter of 2018, the Company purchased 35,300 shares at a cost of $0.5 million under its stock repurchase program.
•

FFB entered into two swap agreements in the fourth quarter of 2018 to reduce the interest rate risk of its portfolio of loans held for sale, which it expects to sell in the third quarter of 2019. FFB elected to utilize hedge accounting for these swaps, and as a result, recorded a liability related to the swaps of $5.2 million and an offsetting mark to market increase of $4.8 million in its loans held for sale as of December 31, 2018. As required under hedge accounting guidelines, the difference of $0.4 million was recorded as a reduction of loan interest income. The swaps were structured such that there will be no fixed versus floating payment between the origination date of the swaps and the expected sale date in the third quarter of 2019.

“With our proven ability to originate loans and our robust pipeline entering 2019, I am confident we will have another strong year of loan originations,” said David DePillo, President of First Foundation Bank. “In 2018, we were able to reduce our reliance on high-cost institutional deposits, and our focus going into 2019 will be on continuing that trend while increasing our branch deposits and lower-cost specialty deposits.”

Details

•

Total loans, including loans held for sale, increased $983 million in 2018 as a result of $1.8 billion of originations and $523 million of loans added from the PBB acquisition, which were partially offset by the sale of $676 million of multifamily loans and payoffs or scheduled payments of $712 million.

•

The $612 million growth in deposits during 2018 (excluding the deposits acquired in the PBB acquisition) included branch deposits growth of $91 million, wholesale deposits growth of $790 million and a $268 million decrease in specialty deposits.

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may unable or that our board of directors may determine that it is inadvisable, to pay future dividends, risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that we filed with the SEC on March 16, 2018, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2017 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$67,312	$120,394
Securities available-for-sale (“AFS”)	809,569	519,364
Loans held for sale	507,643	154,380

Loans, net of deferred fees	4,293,669	3,663,727
Allowance for loan and lease losses (“ALLL”)	(19,000)	(18,400)
Net loans	4,274,669	3,645,327

Investment in FHLB stock	20,307	19,060
Deferred taxes	13,251	12,143
Premises and equipment, net	9,145	6,581
Real estate owned (“REO”)	815	2,920
Goodwill and intangibles	99,482	33,576
Other assets	38,219	27,440
Total Assets	$5,840,412	$4,541,185

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,532,968	$3,443,527
Borrowings	708,000	678,000
Accounts payable and other liabilities	40,260	24,707
Total Liabilities	5,281,228	4,146,234

Commitments and contingencies	−	−
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,496,007 and 38,207,766 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	44	38
Additional paid-in-capital	431,832	314,501
Retained earnings	128,461	85,503
Accumulated other comprehensive income (loss), net of tax	(1,153)	(5,091)
Total Shareholders’ Equity	559,184	394,951

Total Liabilities and Shareholders’ Equity	$5,840,412	$4,541,185

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017

Interest income:
Loans	$50,360	$33,998	$186,211	$121,707
Securities	6,279	3,227	16,855	12,407
FHLB Stock, fed funds sold and deposits	803	686	4,240	2,687
Total interest income	57,442	37,911	207,306	136,801

Interest expense:
Deposits	13,378	5,340	38,776	17,443
Borrowings	2,699	1,346	12,920	5,740
Total interest expense	16,077	6,686	51,696	23,183

Net interest income	41,365	31,225	155,610	113,618

Provision for loan losses	73	900	4,220	2,762

Net interest income after provision for loan losses	41,292	30,325	151,390	110,856

Noninterest income:
Asset management, consulting and other fees	7,251	7,038	28,748	26,710
Gain on sale of loans	−	2,717	419	7,029
Other income	1,450	1,621	6,604	4,980
Total noninterest income	8,701	11,376	35,771	38,719

Noninterest expense:
Compensation and benefits	16,117	13,703	67,508	56,558
Occupancy and depreciation	5,255	4,302	19,779	15,396
Professional services and marketing costs	2,003	2,572	8,583	7,687
Customer service costs	3,628	2,800	15,077	7,041
Other expenses	3,135	5,284	16,128	12,294
Total noninterest expense	30,138	28,661	127,075	98,976

Income before taxes on income	19,855	13,040	60,086	50,599
Taxes on income	5,726	10,767	17,128	23,017
Net income	$14,129	$2,273	$42,958	$27,582

Net income per share:
Basic	$0.32	$0.06	$1.02	$0.80
Diluted	$0.31	$0.06	$1.01	$0.78
Shares used in computation:
Basic	44,476,829	36,890,085	42,092,361	34,482,630
Diluted	44,871,146	37,500,952	42,567,108	35,331,059

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Selected Income Statement Data:
Net interest income	$41,365	$31,225	$155,610	$113,618
Provision for loan losses	73	900	4,220	2,762
Noninterest Income:
Asset management, consulting and other fees	7,251	7,038	28,748	26,710
Gain on sale of loans	−	2,717	419	7,029
Other	1,450	1,621	6,604	4,980
Noninterest expense	30,138	28,661	127,075	98,976
Income before taxes	19,855	13,040	60,086	50,599
Net income	14,129	2,273	42,958	27,582
Net income per share:
Basic	$0.32	$0.06	$1.02	$0.80
Diluted	0.31	0.06	1.01	0.78

Selected Performance Ratios:
Return on average assets - annualized	1.01%	0.21%	0.81%	0.70%
Return on average equity - annualized	10.4%	2.5%	9.1%	8.5%
Return on average tangible equity – annualized(1)	12.8%	2.5%	10.6%	8.6%
Net yield on interest-earning assets	3.05%	2.97%	2.99%	2.93%
Efficiency ratio (2)	60.2%	61.1%	64.4%	63.3%
Noninterest income as a % of total revenues	17.4%	26.7%	18.7%	25.4%

Other Information:
Loan originations	$505,084	$495,952	$1,844,209	$1,721,931
Charge-offs (recoveries) / average loans - annualized	0.01%	0.00%	0.08%	(0.01)%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	December 31, 2018	December 31, 2017
Selected Balance Sheet Data:
Cash and cash equivalents	$67,312	$120,394
Loans held for sale	507,643	154,380
Loans, net of deferred fees	4,293,669	3,663,727
ALLL	19,000	18,400
Total assets	5,840,412	4,541,185
Noninterest-bearing deposits	1,074,661	1,097,196
Interest-bearing deposits	3,458,307	2,346,331
Borrowings	708,000	678,000
Shareholders’ equity	559,184	394,951

Selected Capital Data:
Tangible common equity to tangible assets(3)	8.01%	8.02%
Tangible book value per share(3)	$10.33	$9.46
Shares outstanding at end of period	44,496,007	38,207,766

Other Information:
Assets under management (end of period)	$3,934,700	$4,296,077
Number of employees	418	394
Loan to deposit ratio	105.9%	110.9%
Nonperforming assets to total assets	0.21%	0.31%
Ratio of ALLL to loans(4)	0.51%	0.54%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended December 31,				For the Year Ended December 31,
	2018		2017		2018		2017
Banking:
Interest income		$57,442		$37,912		$207,306		$136,801
Interest expense		15,886		6,468		49,935		22,530
Net interest income		41,556		31,444		157,371		114,271
Provision for loan losses		73		900		4,220		2,762
Noninterest income		2,736		5,380		11,322		16,016
Noninterest expense		23,882		22,484		100,778		73,990
Income before taxes on income		$20,337		$13,440		$63,695		$53,535

Wealth Management:
Noninterest income		$6,327		$6,221		$25,247		$23,556
Noninterest expense		5,337		5,141		21,670		20,469
Income before taxes on income		$990		$1,080		$3,577		$3,087

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−
Interest expense		191		218		1,761		653
Net interest income		(191)		(218)		(1,761)		(653)
Noninterest income		(362)		(226)		(798)		(853)
Noninterest expense		919		1,036		4,627		4,517
Loss before taxes on income		$(1,472)		$(1,480)		$(7,186)		$(6,023)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018

Interest income:
Loans	$33,998	$38,971	$43,535	$53,345	$50,360
Securities	3,227	3,422	3,575	3,579	6,279
FHLB Stock, fed funds sold and deposits	686	926	1,388	1,123	803
Total interest income	37,911	43,319	48,498	58,047	57,442

Interest expense:
Deposits	5,340	5,872	8,084	11,442	13,378
Borrowings	1,346	3,179	4,163	2,879	2,699
Total interest expense	6,686	9,051	12,247	14,321	16,077

Net interest income	31,225	34,268	36,251	43,726	41,365

Provision for loan losses	900	1,688	2,450	9	73

Net interest income after provision for loan losses	30,325	32,580	33,801	43,717	41,292

Noninterest income:
Asset management, consulting and other fees	7,038	7,181	7,088	7,228	7,251
Gain on sale of loans	2,717	545	(1,490)	1,364	−
Other income	1,621	1,256	1,386	2,512	1,450
Total noninterest income	11,376	8,982	6,984	11,104	8,701

Noninterest expense:
Compensation and benefits	13,703	17,169	16,645	17,577	16,117
Occupancy and depreciation	4,302	4,171	4,763	5,590	5,255
Professional services and marketing costs	2,572	2,489	1,820	2,271	2,003
Customer service costs	2,800	2,771	3,824	4,854	3,628
Other expenses	5,284	2,388	6,930	3,675	3,135
Total noninterest expense	28,661	28,988	33,982	33,967	30,138

Income before taxes on income	13,040	12,574	6,803	20,854	19,855
Taxes on income	10,767	3,598	1,657	6,147	5,726
Net income	$2,273	$8,976	$5,146	$14,707	$14,129

Net income per share:
Basic	$0.06	$0.23	$0.13	$0.33	$0.32
Diluted	$0.06	$0.23	$0.12	$0.33	$0.31
Shares used in computation:
Basic	36,890,085	38,577,271	40,820,006	44,405,094	44,476,829
Diluted	37,500,952	39,124,732	41,332,192	44,852,107	44,871,146

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	December 31, 2017		March 31, 2018		June 30, 2018		September 30, 2018		December 31, 2018
Banking:
Interest income		$37,912		$43,319		$48,498		$58,047		$57,442
Interest expense		6,468		8,520		11,743		13,786		15,886
Net interest income		31,444		34,799		36,755		44,261		41,556
Provision for loan losses		900		1,688		2,450		9		73
Noninterest income		5,380		2,557		950		5,079		2,736
Noninterest expense		22,484		21,811		27,555		27,530		23,882
Income before taxes on income		$13,440		$13,857		$7,700		$21,801		$20,337

Wealth Management:
Noninterest income		$6,221		$6,414		$6,246		$6,260		$6,327
Noninterest expense		5,141		5,817		5,327		5,189		5,337
Income before taxes on income		$1,080		$597		$919		$1,071		$990

Other and Eliminations:
Interest income	$	−	$	−	$	−	$	−	$	−
Interest expense		218		531		504		535		191
Net interest income		(218)		(531)		(504)		(535)		(191)
Noninterest income		(226)		11		(212)		(235)		(362)
Noninterest expense		1,036		1,360		1,100		1,248		919
Loss before taxes on income		$(1,480)		$(1,880)		$(1,816)		$(2,018)		$(1,472)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017

Average Balances:
Loans	$4,558,869	$3,584,283	$4,453,822	$3,277,530
Securities	818,056	502,477	594,514	498,198
Total interest-earnings assets	5,427,610	4,208,592	5,200,220	3,871,669
Deposits: interest-bearing	3,332,969	2,274,163	2,883,161	2,101,702
Deposits: noninterest-bearing	1,257,721	1,244,750	1,329,873	943,749
Borrowings	427,006	367,701	612,817	532,914

Average Yield / Rate
Loans	4.41%	3.79%	4.18%	3.71%
Securities	3.07%	2.57%	2.84%	2.49%
Total interest-earnings assets	4.23%	3.60%	3.99%	3.53%
Deposits (interest-bearing only)	1.59%	0.93%	1.34%	0.83%
Deposits (noninterest and interest-bearing)	1.16%	0.60%	0.92%	0.57%
Borrowings	2.51%	1.45%	2.11%	1.08%
Total interest-bearing liabilities	1.70%	1.00%	1.48%	0.88%

Net Interest Rate Spread	2.53%	2.60%	2.51%	2.65%

Net Yield on Interest-earning Assets	3.05%	2.97%	2.99%	2.93%

	For the Quarter Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018

Average Balances:
Loans	$3,584,283	$3,942,402	$4,372,853	$4,929,164	$4,558,869
Securities	502,477	519,259	522,263	516,057	818,056
Total interest-earnings assets	4,208,592	4,620,086	5,130,667	5,609,150	5,427,610
Deposits: interest-bearing	2,274,163	2,322,051	2,637,945	3,224,812	3,332,969
Deposits: noninterest-bearing	1,244,750	1,220,435	1,318,684	1,520,153	1,257,721
Borrowings	367,701	735,024	811,301	482,753	427,006

Average Yield / Rate:
Loans	3.79%	3.96%	3.98%	4.32%	4.41%
Securities	2.57%	2.64%	2.74%	2.77%	3.07%
Total interest-earnings assets	3.60%	3.76%	3.78%	4.13%	4.23%
Deposits (interest-bearing only)	0.93%	1.03%	1.23%	1.41%	1.59%
Deposits (noninterest and interest-bearing)	0.60%	0.67%	0.82%	0.96%	1.16%
Borrowings	1.45%	1.75%	2.06%	2.37%	2.51%
Total interest-bearing liabilities	1.00%	1.20%	1.42%	1.53%	1.70%

Net Interest Rate Spread	2.60%	2.56%	2.36%	2.60%	2.53%

Net Yield on Interest-earning Assets	2.97%	2.96%	2.83%	3.12%	3.05%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•

The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time items of income or expense. For the year ended December 31, 2018, $3.8 million of expenses related to the acquisition of Premier Business Bank were excluded from expenses for purposes of computing the efficiency ratio.

•

Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $99.5 million and $33.6 million of goodwill and intangible assets as of December 31, 2018 and 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

•

Average tangible equity is equal to average common equity less $99.6 million and $9.9 million of average goodwill and intangible assets for the quarters ended December 31, 2018 and 2017, respectively; and less $69.2 million and $4.5 million of average goodwill and intangible assets for the years ended December 31, 2018 and 2017, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended December 31, 2018 as Compared to Quarter Ended December 31, 2017

Our net income and income before taxes in the fourth quarter of 2018 were $14.1 million and $19.9 million, respectively, as compared to $2.3 million and $13.0 million, respectively, in the fourth quarter of 2017. The $6.8 million increase in income before taxes was the result of a $6.9 million increase in Banking and a $0.1 million decrease in Wealth Management. The increase in Banking was due to higher net interest income and a lower provision for loan losses which were partially offset by lower noninterest income and higher noninterest expenses. The decrease in Wealth Management was due to higher noninterest expenses which were partially offset by higher noninterest income.

Our effective tax rate for the fourth quarter of 2018 was 28.8% as compared to our statutory tax rate of 29.0%. In the fourth quarter of 2017, we recorded a $5.4 million tax charge, attributable to the remeasurement of the net deferred tax asset as a result of the reduced corporate tax rate under the federal tax law, formally known as the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017 (“Tax Act”). As a result, our effective tax rate for the fourth quarter of 2017 was 82.6% as compared to our statutory tax rate of 41.5%.

Net interest income for Banking increased 32% from $31.4 million in the fourth quarter of 2017, to $41.6 million in the fourth quarter of 2018 due to a 29% increase in interest-earning assets and an increase in the net yield on interest earning assets. On a consolidated basis our net yield on interest earning assets was 3.05% for the fourth quarter of 2018 as compared to 2.97% in the fourth quarter of 2017. This increase was due to a 48% increase in the average equity balance which was partially offset by a decrease in the net interest rate spread from 2.60% in the fourth quarter of 2017 to 2.53% in the fourth quarter of 2018. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities which was partially offset by an increase in the yield on interest-earnings assets. The yield on interest-earning assets increased as new originations and acquired loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates, the realization of $2.1 million of credit and yield discounts on the payoff of acquired loans as well as reductions in our lower yielding cash holdings, which were partially offset by a net $0.4 million decrease related to swaps we entered into in the fourth quarter of 2018 to hedge our interest rate risk on our loans held for sale. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 1.28% in the fourth quarter of 2017 to 2.40% in the fourth quarter of 2018. The average balance outstanding under the holding company line of credit decreased from $17.4 million in the fourth quarter of 2017 to $13.2 million in the fourth quarter of 2018, while the average rate increased by 87 basis points.

The provision for loan losses in the fourth quarter of 2018 was $0.1 million as compared to $0.9 million in the fourth quarter of 2017. The minimal provision in the fourth quarter of 2018 was due to a reduction in outstanding loan balances subject to the allowance for loan losses due to the transfer of over $500 million of loans to loans held for sale during the fourth quarter of 2018.

Noninterest income in Banking in the fourth quarter of 2018 was $2.7 million as compared to $5.4 million in the fourth quarter of 2017. In the fourth quarter of 2017, a gain of 2.7 million on the sale of loans was realized with no comparable sale of loans occurring in the fourth quarter of 2018. Noninterest income for Wealth Management was $0.1 million higher in the fourth quarter of 2018 as compared to the fourth quarter of 2017 due to an increase in billable assets under management.

Noninterest expense in Banking increased from $22.5 million in the fourth quarter of 2017 to $23.9 million in the fourth quarter of 2018, due to increases in staffing and costs associated with the Bank’s expansion, including the acquisition of Community 1st Bank (“C1B”) in November 2017 and Premier Business Bank (“PBB”) in June

2018, and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $2.2 million or 24% during the fourth quarter of 2018 as compared to the fourth quarter of 2017 due to salary increases and an increase in the number of full time equivalent employees (“FTE”) in Banking, which increased to 422.9 in the fourth quarter of 2018 from 332.2 in the fourth quarter of 2017 as a result of the increased staffing related to the acquisitions and additional personnel added to support the growth in loans and deposits. The $1.0 million increase in occupancy and depreciation for Banking in the fourth quarter of 2018 as compared to the fourth quarter of 2017 was due to costs related to the acquisitions and increases in our data processing costs due to increased volumes and the implementation of enhancements. The $0.5 million decrease in professional services and marketing was due to a decrease in legal costs due to outstanding litigation in 2017 that was resolved in the early part of 2018. Customer service costs for Banking increased from $2.8 million in the fourth quarter of 2017 to $3.6 million in the fourth quarter of 2018 due primarily to increases in the earnings credit rates paid on the deposit balances, which reflect the increases in short term market rates during 2018. The $2.2 million decrease in other expenses for Banking in the fourth quarter of 2018 when compared to the fourth quarter of 2017 was due primarily to $2.5 million of one-time costs related to the acquisition of C1B recorded in the fourth quarter of 2017.

2018 as Compared to 2017

Our net income and income before taxes in 2018 were $43.0 million and $60.1 million, respectively, as compared to $27.6 million and $50.6 million, respectively, in 2017. The $9.5 million increase in income before taxes was due to a $10.2 million increase in income before taxes for Banking and a $0.5 million increase in income before taxes for Wealth Management which was partially offset by a $1.1 million increase in corporate interest expenses. The increase in Banking was due to higher net interest income which was partially offset by a higher provision for loan losses, lower noninterest income and higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. Corporate interest expenses increased $1.1 million due to increases in balances outstanding and increased rates on our holding company line of credit.

As a result of reduced federal tax rates under the Tax Act, our statutory tax rate decreased from 41.5% in 2017 to 29.0% in 2018. Our effective tax rate for 2018 was 28.5% as a 136 basis point reduction in our effective tax rate related to excess tax benefits resulting from the exercise or vesting of stock awards was partially offset by increases in nondeductible expenses arising from changes in the tax regulations. In 2017, we recorded a $5.4 million tax charge, attributable to the remeasurement of the net deferred tax asset as a result of the reduced corporate tax rate under the Tax Act. This was partially offset by a 743 basis point reduction in our effective tax rate related to excess tax benefits resulting from the exercise of stock awards. As a result of these two items, our effective tax rate for 2017 was 45.5%.

Net interest income for Banking increased 38% from $114.3 million in 2017, to $157.4 million in 2018 due to a 34% increase in interest-earning assets and an increase in the net yield on interest earning assets. On a consolidated basis our net yield on interest earning assets was 2.99% for 2018 as compared to 2.93% during 2017. This increase was due to a 41% increase in the amount of noninterest bearing deposits and a 48% increase in our average equity balance which were partially offset by a decrease in the net interest rate spread from 2.65% in 2017 to 2.51% in 2018. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities which was partially offset by an increase in the yield on interest-earnings assets. The yield on interest-earning assets increased to 3.99% in 2018 from 3.53% in 2017 as (i) new originations and acquired loans added to the portfolio bear interest rates higher than the current portfolio rates as a result of increases in market rates, (ii) the realization of $3.7 million of credit and yield discounts on the payoff of acquired loans and (iii) higher yields on securities due to purchases of securities in 2018 with yields higher than those in our existing securities portfolio, which were partially offset by a net $1.2 million decrease in interest income due to accounting for swaps in place during 2018. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.98% in 2017 to 1.92% in 2018. The average balance outstanding under the holding company line of credit increased from $13.7 million in 2017 to $31.5 million in 2018, and the average rate increased by 82 basis points, resulting in a $1.1 million increase in corporate interest expense.

The provision for loan losses in 2018 was $4.2 million as compared to $2.8 million in 2017. The $4.2 million provision for loan losses in 2018 was due to growth in our loan balances and $3.6 million of loan chargeoffs, net of recoveries, in 2018. The $2.8 million provision for loan losses in 2017 was primarily due to increases, excluding acquired loans, in loan balances.

Noninterest income in Banking in 2018 was $11.3 million as compared to $16.0 million in 2017 as decreases in the gain on sale of loans was offset by higher loan, deposit and trust fees. In 2017 we realized a $7.0 million gain on sale of loans as compared to $0.4 million in 2018 as rising market interest rates resulted in lower gains on sale. As a result of increases related to the acquisitions of C1B and PBB, loan fees and deposit fees increased from $3.9 million in 2017 to $5.3 million in 2018. Due to increased levels of AUM, trust fees increased by $0.5 million in 2018 as compared to 2017. Noninterest income for Wealth Management increased by $1.7 million in 2018 when compared to 2017 due to higher levels of AUM.

Noninterest expense in Banking increased from $74.0 million in 2017 to $100.8 million in 2018, due to increases in staffing and costs associated with the Bank’s expansion, including the acquisition of C1B in November of 2017 and PBB in June of 2018, and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $10.4 million or 26% during 2018 as compared to 2017 due to salary increases and an increase in the number of FTE in Banking, which increased to 385.8 in 2018 from 310.9 in 2017 as a result of the increased staffing related to the acquisitions of C1B and PBB and additional personnel added to support the growth in loans and deposits. A $4.3 million increase in occupancy and depreciation for Banking in 2018 as compared to 2017 was due to costs related to the acquisitions of C1B and PBB and increases in our data processing costs due to increased volumes and the implementation of enhancements. The $0.5 million increase in professional services and marketing in Banking in 2018 as compared to 2017 was due to higher costs incurred in 2018 related to the integration of the operations of C1B and PBB which were partially offset by lower legal costs. Customer service costs for Banking increased $8.0 million in 2018 as compared to 2017 due primarily to increases in the earnings credit rates paid on the deposit balances, which reflect the increases in short term market rates during 2018 when compared to 2017. The $3.6 million increase in other expenses for Banking in 2018 when compared to 2017 were due to the higher acquisition costs, as the $3.8 million of acquisition costs related to the PBB acquisition in 2018 were higher than the $2.5 million of acquisition costs related to the C1B acquisition in 2017, and to additional activities related to the acquisitions, primarily amortization of core deposit intangibles and FDIC insurance. The $1.2 million increase in noninterest expense for Wealth Management was due to salary increases, legal costs and increases in referral fees due to higher levels of AUM.

Quarter Ended December 31, 2018 as Compared to Quarter Ended September 30, 2018

Our net income and income before taxes in the fourth quarter of 2018 were $14.1 million and $19.9 million, respectively, as compared to $14.7 million and $20.9 million, respectively, in the third quarter of 2018. Income before taxes decreased by $1.5 million and $0.1 million for Banking and Wealth Management, respectively, while corporate interest expenses decreased by $0.3 million and corporate noninterest expenses decreased by $0.3 million. The decrease in Banking was due to lower net interest income and lower noninterest income, which were partially offset by lower noninterest expenses.

Our effective tax rate for the fourth quarter of 2018 was 28.5% as compared to 29.5% for the third quarter of 2018 and as compared to our statutory tax rate of 29.0%. While both quarters were impacted by increases in nondeductible expenses arising from changes in the tax regulations, the fourth quarter benefited from excess tax benefits resulting from the exercise or vesting of stock awards.

Net interest income for Banking decreased 6% from $44.3 million in the third quarter of 2018 to $41.6 million in the fourth quarter of 2018 due to a 3% decrease in interest-earning assets and a decrease in our net yield on interest earning assets. The decrease in interest-earning assets was due to a remix of our balance sheet during the third quarter of 2018 whereby we sold $622 million of multifamily loans through a securitization and purchased $331 million of securities issued in the securitization. On a consolidated basis our net yield on interest earning assets was 3.05% for the fourth quarter of 2018 as compared to 3.12% in the third quarter of 2018. This decrease was due to a decrease in the net interest rate spread from 2.60% in the third quarter of 2018 to 2.53% in the fourth quarter of 2018. The decrease in the net interest rate spread was due to an increase in the cost of interest-bearing liabilities, which increased from 1.53% in the third quarter of 2018 to 1.70% in the fourth quarter of 2018 which was partially offset by an increase in yield on total interest-earning assets, which increased from 4.13% in the third quarter of 2018 to 4.23% in the fourth quarter of 2018. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 2.09% in the third quarter of 2018 to 2.40% in the fourth quarter of 2018. The yield on interest earning assets increased primarily due to the sale of $622 million of multifamily loans which bore interest rates substantially lower than the overall loan portfolio.

Noninterest income in Banking decreased from $5.1 million in the third quarter of 2018 to $2.7 million in the fourth quarter of 2018. In the third quarter of 2018, a $1.4 million gain was realized on the sale of loans with no comparable sale of loans in the fourth quarter of 2018. In addition, prepayment fees in the fourth quarter of 2018 were $0.7 million lower compared to the third quarter of 2018, due in part to the sale of seasoned loans in the third quarter of 2018.

Noninterest expense in Banking decreased from $27.5 million in the third quarter of 2018 to $23.9 million in the fourth quarter of 2018 due to decreases in compensation and benefits, customer service costs and other expenses. The $1.5 million decrease in compensation and benefits was due to higher deferred costs related to higher loan production levels and reductions in compensation costs related to the integration of employees related to the acquisition of PBB. Customer service costs for Banking decreased $1.2 million due to lower balances of institutional deposits related to the seasonality of these deposits. A $0.6 million decrease in other expenses was due to the resolution of certain acquisition costs at amounts less than originally estimated.

Changes in Financial Position

During 2018, total assets increased by $1.3 billion primarily due to increases in loans, including the balances related to the PBB acquisition and securities. As a result of the PBB acquisition, we acquired $523 million in loans and $478 million in deposits. Loans and loans held for sale increased by $983 million as a result of the acquisition of PBB and $1.8 billion of originations which were partially offset by the sale of $676 million of multifamily loans and payoffs or scheduled payments of $712 million. Securities increased by $290 million as increases in market value and $366 million of purchases were partially offset by principal paydowns and sales of $91 million. Deposits increased by $1.1 billion as a result of the acquisition of PBB and increases in our branch deposits and wholesale deposits of $91 million and $790 million, respectively, while our specialty deposits decreased by $268 million as the Bank reduces its reliance on higher costing institutional deposits. Bank borrowings increased to $703 million at December 31, 2018 from $628 million at December 31, 2017. During the first quarter of 2018, the Company sold 0.6 million shares of its common stock through its at-the-market offering at an average price of $18.46 per share, generating net proceeds of $11.3 million. During the fourth quarter of 2018, the Company purchased 35,300 shares at a cost of $0.5 million under its stock repurchase program. At December 31, 2018, the outstanding balance on the holding company line of credit was $5 million as compared to $50 million at December 31, 2017.

We entered into two swap agreements in the fourth quarter of 2018 to reduce the interest rate risk of our portfolio of loans held for sale, which we expect to sell in the third quarter of 2019. We elected to utilize hedge accounting for these swaps, and as a result, recorded a liability related to the swaps of $5.2 million and an offsetting mark to market increase of $4.8 million in its loans held for sale as of December 31, 2018. As required under hedge accounting guidelines, the difference of $0.4 million was recorded as a reduction of loan interest income. The swaps were structured such that there will be no fixed versus floating payment between the origination date of the swaps and the expected sale date in the third quarter of 2019.

We completed a remix of our balance sheet during the third quarter of 2018 whereby we sold $622 million of multifamily loans through a securitization and purchased $331 million of securities issued in the securitization. As a result, lower yielding loans were removed from our loan portfolio, cash holdings being held for regulatory liquidity purposes were replaced with higher yielding securities and our multifamily loan concentrations and loan to deposit ratios were reduced. As part of this process, to mitigate against increases in interest rates on these loans, we entered into a swap agreement which was closed out upon completion of the sale of loans. As a result of the swap, our interest income on loans was reduced by $0.8 million for the period in which the swap was in place while the value of the swap at close-out was $5.9 million, which offset decreases in the value of the loans sold during the period in which the swap was in place.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.21% at December 31, 2018. We recorded $3.6 million of loan chargeoffs, net of recoveries, in 2018 as compared to $0.2 million of recoveries in 2017. The ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.51% at December 31, 2018 and 0.54% at December 31, 2017.